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                                                                       EXHIBIT 2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         MEDICAL ADVISORY SYSTEMS, INC.

      Medical Advisory Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution approved by the Corporation's Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

      FURTHER RESOLVED, that in order to effect the preceding resolution it is declared advisable that Article Fourth of the Corporation's Certificate of Incorporation be amended to read as follows:

            FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Four Million (4,000,000) shares, consisting of Common Stock, having a par value of one half cent ($.005) per share.

            Each share of Common Stock issued and outstanding on the date of the adoption of this amended Article Fourth shall be converted into and reclassified as two shares of Common Stock, par value one half cent ($.005) per share.

      IN WITNESS WHEREOF, Medical Advisory Systems, Inc., has caused this Certificate to be signed and attested by its duly authorized officers, this 6th day of February, 1986.

                                          MEDICAL ADVISORY SYSTEMS, INC.


                                          BY /s/ Ronald W. Pickett
                                             -----------------------------------
                                             President

ATTEST:


/s/ Geaton A. De Cesaris
-------------------------------
Secretary